Exhibit 99.1

上海市南京西路580号仲益大厦3903室 邮编：200041 Suite 3903, Zhongyi Building 580 West Nanjing Road, Shanghai, P.R. China 200041 Tel: 0086 21 5234-1066 Fax: 0086 21 5234-1011 Web: www.king-capital.com

Legal Opinion

June 21, 2022

To:	Wuxin Technology Holdings, Inc.
15/F, Tefa Information Technology Building,
No. 2 Qiongyu Road, Science and Technology Park Community, Yuehai Street,
Nanshan District, Shenzhen, 518052, PRC

Re:	Legal Opinion on Certain PRC Law Matters

Dear Sirs/Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC”, for the purpose of this legal opinion (the “Opinion”) only, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan region) and, as such, are qualified to issue a legal opinion on the laws and regulations of the PRC.

We have acted as the PRC counsel of Wuxin Technology Holdings, Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of Class A and Class B ordinary shares of the Company (the “Ordinary Shares”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) and (ii) the Company’s proposed listing and trading of the Company’s Ordinary Shares on the Nasdaq Capital Market.

In so acting, we have examined the Registration Statement, the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company, the PRC Subsidiaries, the HK Subsidiary, as defined below, and such other documents, corporate records, certificates, approvals, Governmental Authorizations, as defined below, and other instruments as we have deemed necessary for the purpose of rendering this opinion (collectively, the “Documents”).

A. Definition

The following terms as used in this Opinion are defined as follows:

(A)	“PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC;

(B)	“PRC Laws” means all laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislation of the PRC effective and available to the public as of the date hereof;

上海市南京西路580号仲益大厦3903室 邮编：200041 Suite 3903, Zhongyi Building 580 West Nanjing Road, Shanghai, P.R. China 200041 Tel: 0086 21 5234-1066 Fax: 0086 21 5234-1011 Web: www.king-capital.com

(C)	“Governmental Agencies” means any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC;

(D)	“Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws;

(E)	“HK Subsidiary” means Wuxin Technology Holding Group Limited, a company incorporated in Hong Kong of which 100% equity interest is directly owned by the Company.

(F)	“WFOE” means Shenzhen Wuxin Holding Co., Ltd., a company established in the PRC of which 100% equity interests are indirectly owned by the Company;

(G)	“PRC Subsidiaries” means the subsidiaries incorporated by the Company in the PRC, including: (i) Shenzhen Wuxin Holding Co., Ltd., (ii) Shenzhen Wuxin Technology Holding Group Co., Ltd.，(iii）Shenzhen VLG Wireless Technology Co., Ltd., (iv) Zhongyitong Technology Co., Ltd., (v) Shenzhen TBIT Technology Co., Ltd., (vi) Shenzhen Xinsheng Technology Co., Ltd., (vii) Shenzhen Yitianxin Electronics Co., Ltd., (viii) Shenzhen Wuxin Intelligent Innovation Co., Ltd., and (ix) Shenzhen Wuxin Semiconductor Co., Ltd.;

(H)	“Cybersecurity Rules” means the Measures for Cybersecurity Review published by the Cyberspace Administration of China (the “CAC”) and other twelve Government Agencies on December 28, 2021, which became effective on February 15, 2022;

(I)	“Draft Rules” means the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Administration Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) issued by the China Securities Regulatory Commission (the “CSRC”) on December 24, 2021;

(J)	“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement; and

(K)	“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, which has been merged into the State Administration for Market Regulation, the CSRC and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

上海市南京西路580号仲益大厦3903室 邮编：200041 Suite 3903, Zhongyi Building 580 West Nanjing Road, Shanghai, P.R. China 200041 Tel: 0086 21 5234-1066 Fax: 0086 21 5234-1011 Web: www.king-capital.com

B. Assumptions

In reviewing the Documents and for the purpose of this opinion, we have assumed that:

(1)	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties; all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(2)	all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

(3)	unless otherwise indicated in the Documents, the Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(4)	all requested Documents have been provided to us and all information (including factual statements) provided to us by the Company, its HK Subsidiary, its PRC Subsidiaries, and related parties in response to our inquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that all the companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(5)	each of the parties to the Documents is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party;

(6)	all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(7)	all Governmental Authorizations and other official statements or documentation were obtained from competent PRC Authorities by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes;

(8)	all explanations and interpretations provided by the officials of Governmental Agencies duly reflect the official position of the relevant Governmental Agencies, and are complete, true and correct; and

(9)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with.

上海市南京西路580号仲益大厦3903室 邮编：200041 Suite 3903, Zhongyi Building 580 West Nanjing Road, Shanghai, P.R. China 200041 Tel: 0086 21 5234-1066 Fax: 0086 21 5234-1011 Web: www.king-capital.com

C. Opinion

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1) Corporate Structure

The ownership structure of the PRC Subsidiaries is in compliance, and immediately after this Offering will comply, with the current PRC Laws. The descriptions of the corporate structure of the PRC Subsidiaries are true and accurate and nothing has been omitted from such descriptions which would make the same misleading in any material respects.

(2) M&A Rules

The M&A Rules, among other things, purport to require CSRC approval prior to the listing and trading on an overseas stock exchange of the securities of an offshore special purpose vehicle (“SPV”) established or controlled directly or indirectly by PRC companies or individuals and formed for the purpose of overseas listing through the acquisition of PRC domestic interests held by such PRC companies or individuals. Based on our understanding of the explicit provisions under PRC Laws, we are of the opinion that a prior approval from the CSRC is not required for the Offering, as the WFOE was established as a foreign-invested enterprise by means of foreign direct investments rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agencies will not take a view that is contrary to or otherwise different from our opinions stated herein.

(3) Taxation

The statements set forth in the Registration Statement under the heading “Taxation - People’s Republic of China Enterprise Taxation”, to the extent they constitute summaries of PRC tax laws and regulations or interpretations or legal conclusions with respect thereto, fairly reflect the matters purported to be summarized and are true and correct in all material respects.

(4) Enforceability of Civil Procedures

PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. PRC does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

上海市南京西路580号仲益大厦3903室 邮编：200041 Suite 3903, Zhongyi Building 580 West Nanjing Road, Shanghai, P.R. China 200041 Tel: 0086 21 5234-1066 Fax: 0086 21 5234-1011 Web: www.king-capital.com

(5) Draft Rules

The Draft Rules require domestic companies that seek to offer and list securities in overseas markets, including direct overseas offering and listing and indirect overseas offering and listing, to complete the filing procedures of and submit the relevant information to CSRC within three working days after the issuer submits an application for initial public offering in an overseas market. Where an enterprise with principal business activities in the PRC seeks to issue and list its shares in the name of an overseas enterprise on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing under the Draft Rules. As such, the Company might be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Rules become effective. The required filing materials for an initial public offering and listing should include at least the following: record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); national security assessment opinion issued by relevant regulatory authorities (if applicable); a copy of PRC legal opinion; and a copy of the registration statement. When the Draft Rules become effective, the Company may subject to additional compliance requirement and substantial uncertainties regarding the provisions, interpretation and application of the Draft Rules. However, the Draft Rules are not yet effective now, therefore, the Company is currently not required to complete the filing procedures and submit the relevant information to CSRC as of the date of this opinion.

(6) Cybersecurity Rules

The Cybersecurity Rules require a company or an offshore SPV established or controlled directly or indirectly by a PRC company to get approval from the CAC before applying for initial public offering in an overseas market if the company is an operator of critical information infrastructure or an online platform operator who possesses personal information of more than one million users. Based on our understanding of Cybersecurity Rules, cybersecurity review and approval by the CAC is not be required for the Offering, as neither the Company nor any of its PRC Subsidiaries is among the operators of critical information infrastructure or online platform operators as defined by the Cybersecurity Rules. However, since the Cybersecurity Rules was recently adopted, significant uncertainty still remains as to the interpretation and implementation of the regulatory requirements related to Cybersecurity Rules. There can be no assurance that the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

(7) Statements in the Prospectus

To the best of our knowledge after due and reasonable inquiry, the statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Our History and Corporate Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Regulations”, “Enforceability of Civil Liability”, and “Legal Matters”, insofar as such statements constitute summaries of the PRC legal or regulatory matters, or documents, agreements or proceedings governed by the PRC Laws, are true, accurate and correct in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

上海市南京西路580号仲益大厦3903室 邮编：200041 Suite 3903, Zhongyi Building 580 West Nanjing Road, Shanghai, P.R. China 200041 Tel: 0086 21 5234-1066 Fax: 0086 21 5234-1011 Web: www.king-capital.com

D. Qualifications

This opinion is subject to the following qualifications:

(1)	This Opinion is limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above;

(2)	This Opinion is limited to the matters set forth herein and is subject to the effectiveness of any future change, amendment, alteration or adoption of any PRC Laws. The interpretation and implementation of the PRC Laws are subject to the legislative, regulatory, administrative and judicial discretion of relevant authorities;

(3)	This Opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights;

(4)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC;

(5)	This Opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities;

(6)	The term “enforceability” as used in this Opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts;

上海市南京西路580号仲益大厦3903室 邮编：200041 Suite 3903, Zhongyi Building 580 West Nanjing Road, Shanghai, P.R. China 200041 Tel: 0086 21 5234-1066 Fax: 0086 21 5234-1011 Web: www.king-capital.com

(7)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to render this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Subsidiaries or the rendering of this opinion;

(8)	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on representations made by officers and employees of the Company, the HK Subsidiary, the PRC Subsidiaries, and Governmental Agencies;

(9)	This Opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently;

(10)	This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The Opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the Opinion expressed herein.

This Opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of and in connection with the Registration Statement publicly submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Capital Law Firm

King & Capital Law Firm